Exhibit 99.1

AUGUST 3, 2011

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2011 RESULTS

•                  Record Earnings and Cash Flow

•                  Sales Increase by 22%

•                  2011 Outlook Raised

•                  Long-Term Plan Expectations Disclosed

AMES, Iowa, USA, August 3, 2011 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter Review

Net sales for the second quarter increased 30 percent to $563.3 million, compared to net sales of $432.2 million for the second quarter of 2010.  Excluding the impact of changes in currency translation rates, sales in the second quarter increased 22 percent over the same quarter last year.  Sales for the second quarter increased 21 percent in the Americas, 21 percent in Europe, and 28 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates.  Sales increased 30 percent in the Propel segment, 26 percent in the Controls segment, 20 percent in the Work Function segment, and 9 percent in the Stand-Alone Businesses segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $74.9 million, or $1.54 per share, for the second quarter of 2011, compared to net income of $34.6 million, or $0.71 per share, for the second quarter of 2010.  Second quarter 2011 results were favorably impacted by $6.2 million, or $0.13 per share, related to the reversal of deferred tax asset valuation allowances.   Results for second quarter 2010 were negatively impacted by restructuring costs of $4.4 million, or $0.09 per share.  In addition, second quarter 2010 results were favorably impacted by $10.2 million, or $0.21 per share, related to the reversal of deferred tax asset valuation allowances.

Sven Ruder, President and Chief Executive Officer, commented, “We are very pleased with our record second quarter results.   Our sales growth was strong at

22 percent and our operational performance continued at the high level of last quarter with our operating margin at 20.8 percent.  As you will see from our outlook, I believe it is unlikely that we will sustain this level of operating margin into the coming two quarters as we move into the historically slower business season and as the costs of adding resources in response to the higher sales levels catch up with us.  In addition, we are investing substantially in Asia-Pacific to meet the growth opportunities in this dynamic region.”

Continued Strong Orders and Backlog

The Company received new orders of $485.6 million for the second quarter of 2011, a 5 percent increase compared to second quarter 2010 orders of $460.2 million.

Total backlog at June 30, 2011, was $895.1 million, a 41 percent increase compared to the same period last year of $633.1 million.  Excluding the impact of changes in currency translation rates, backlog increased 33 percent.

Six Month Review

The Company reported net sales for the six months ended June 30, 2011, of $1,128.1 million, compared to net sales of $819.0 million for the first six months of 2010.  Net sales for the first six months of 2011 increased 33 percent over the prior year period, excluding the impact of currency translation rate changes.

Net income for the first six months of 2011 was $145.4 million, or $3.00 per share, compared to net income of $55.3 million, or $1.14 per share, for the same period last year.  2011 results were favorably impacted by $11.1 million, or $0.23 per share, relating to the reversal of deferred tax asset valuation allowances.  Results for the first six months of 2010 include restructuring costs of $6.9 million, or $0.15 per share.  In addition, 2010 results were favorably impacted by $14.7 million, or $0.30 per share, relating to the reversal of deferred tax asset valuation allowances.

Record Cash Flow

Cash flow from operations for the first six months of 2011 was a record $169.2 million compared to $104.7 million for the first six months of 2010.  Capital expenditures for the first six months of 2011 were $14.1 million compared to $8.7 million for the same period last year.  The Company reduced its debt, net of cash, by $137.5 million, from $237.4 million at December 31, 2010, to $99.9 million at the close of June 2011.  The debt to total capital ratio, or leverage ratio, was 27 percent at June 30, 2011, compared to 43 percent at December 31, 2010.

“After generating $42 million of free cash flow in the first quarter of 2011, we have generated an additional $100 million of free cash flow in the second quarter.  We expect to continue to generate strong cash flow, and with our debt now at a comfortable level, management and the board are in discussions regarding the use of future cash being generated, as I mentioned last quarter.  We expect to complete these discussions over the next couple of quarters,” stated Ruder.

Outlook Raised for 2011

Ruder concluded, “We expect 2011 to be the first year to follow a more “normal” pattern of seasonality since 2007, and as such we will probably see slower sales in the second half when compared to the first six months of the year. Nonetheless, we are still seeing strength in our markets. While the overall economic situation in the developed economies is still uncertain and we are experiencing a temporary slowdown in China, our customers remain bullish.  The agricultural machine market is strong given high agricultural commodity prices that we believe are here to stay for a while. The size of rental fleets continues to shrink and the average age of machines is older than what we have seen historically. As a result, we expect rental companies to replenish and renew their fleets. We also expect a pick-up in sales to customers who were impacted by the tsunami in Japan as material flows normalize. Finally, we expect to continue to see the positive impact of urbanization and infrastructure projects in the developing markets in the months and years ahead. Taking all of this into consideration, along with our strong first half year results, we are raising our outlook for 2011.”

The outlook for 2011 is revised as follows:

•                  Annual sales increasing 25 to 30 percent from 2010 levels (previously 20 to 30 percent)

•                  Expected earnings in the range of $4.25 to $5.00 per share (previously $3.50 to $4.50 per share)

•                  Capital expenditures of approximately $60.0 to $65.0 million (previously $55.0 to $65.0 million)

Long-Term Plan Expectations

The Sauer-Danfoss board recently approved the company’s long-term plan with expected revenues of $3.0 to $3.4 billion in 2015 and EBIT margins averaging 14 percent to 16 percent over the period.  We expect sales in the APAC region to triple, from approximately $300 million in 2010 to $900 million in 2015.

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on August 4 at 10 AM Eastern Time to discuss 2011 second quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through August 18, 2011.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2010 revenues of approximately $1.6 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company’s forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-management and productivity improvement efforts; the Company’s ability to manage its business effectively in a period of growing sales and high demand and its capacity to make necessary adjustments if demand for its products were to decline; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of credit on favorable terms, whether from Danfoss A/S, the Company’s majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers, including the effects of a default by the U.S. Treasury on its obligations or of a lowering of credit ratings of U.S. government obligations; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances.  The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(Dollars and shares in thousands	June 30,	June 30,	June 30,	June 30,
except per share data)	2011	2010	2011	2010
Net sales	563,317	432,226	1,128,059	818,996
Cost of sales	372,734	300,149	748,217	574,413
Gross profit	190,583	132,077	379,842	244,583
Research and development	15,555	12,099	29,650	24,572
Selling, general and administrative	57,663	49,259	111,919	103,088
(Gain) loss on sale of business and asset disposals	49	3,268	(261)	2,304
Total operating expenses	73,267	64,626	141,308	129,964
Income from operations	117,316	67,451	238,534	114,619
Nonoperating income (expenses):
Interest expense, net	(5,774)	(15,064)	(11,875)	(31,617)
Loss on early retirement of debt	(899)	—	(899)	—
Other, net	362	1,430	(4,137)	3,678
Income before income taxes	111,005	53,817	221,623	86,680
Income tax expense	(25,052)	(8,276)	(51,135)	(10,544)
Net income	85,953	45,541	170,488	76,136
Net income attributable to noncontrolling interest, net of tax	(11,078)	(10,986)	(25,059)	(20,856)
Net income attributable to Sauer-Danfoss Inc.	74,875	34,555	145,429	55,280
Net income per share:
Basic net income per common share	1.55	0.71	3.00	1.14
Diluted net income per common share	1.54	0.71	3.00	1.14
Weighted average shares outstanding
Basic	48,400	48,388	48,398	48,371
Diluted	48,480	48,473	48,479	48,463

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2011	2010	2011	2010
Net sales
Propel	249,960	181,443	500,190	330,321
Work Function	105,776	80,271	205,482	155,630
Controls	88,663	64,606	168,002	120,737
Stand-Alone Businesses	118,918	105,906	254,385	212,308
Total	563,317	432,226	1,128,059	818,996

Segment Income (Loss)
Propel	61,531	40,997	126,651	67,980
Work Function	19,409	7,299	36,739	12,374
Controls	25,576	10,905	48,326	22,829
Stand-Alone Businesses	20,495	16,700	46,413	31,823
Global Services and Other Expenses, net	(9,333)	(7,020)	(23,732)	(16,709)
Total	117,678	68,881	234,397	118,297
Interest expense, net	(5,774)	(15,064)	(11,875)	(31,617)
Loss on early retirement of debt	(899)	—	(899)	—
Income before income taxes	111,005	53,817	221,623	86,680

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net income	170,488	76,136
Depreciation and amortization	45,312	49,825
Net change in receivables, inventories, and payables	(59,636)	(38,068)
Other, net	12,993	16,845
Net cash provided by operating activities	169,157	104,738
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,052)	(8,702)
Proceeds from sale of property, plant and equipment	1,159	4,859
Advances to noncontrolling interest partners	(4,242)	—
Net cash used in investing activities	(17,135)	(3,843)
Cash flows from financing activities:
Net repayments on notes payable and debt facilities	(79,619)	(90,533)
Distribution to noncontrolling interest partners	(10,135)	(10,722)
Net cash used in financing activities	(89,754)	(101,255)
Effect of exchange rate changes	4,490	8,431
Net increase in cash and cash equivalents	66,758	8,071
Cash and cash equivalents at beginning of year	44,039	38,790
Cash and cash equivalents at end of period	110,797	46,861

Free cash flow (1)	141,887	90,173

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
(Dollars in thousands)	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	110,797	44,039
Accounts receivable, net	285,366	213,896
Inventories	226,273	200,993
Other current assets	103,345	88,166
Total current assets	725,781	547,094
Property, plant and equipment, net	400,528	408,097
Other assets	160,509	173,013
Total assets	1,286,818	1,128,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	2,469	27,700
Long-term debt due within one year	1,046	51,187
Accounts payable	200,645	177,505
Other accrued liabilities	145,769	133,189
Total current liabilities	349,929	389,581
Long-term debt	207,157	202,599
Long-term pension liability	64,903	70,083
Deferred income taxes	28,885	28,651
Other liabilities	72,543	68,153
Noncontrolling interest	91,241	75,010
Stockholders’ equity of Sauer-Danfoss Inc.	472,160	294,127
Total liabilities and stockholders’ equity	1,286,818	1,128,204

Debt to total capital ratio (1)	27%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders’ equity.